Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-212709 on Form S-3 and Registration Statement Nos. 333-204785, 333-225714 and 333-257118 on Form S-8 of our reports dated February 23, 2022, relating to the financial statements of Evolent Health, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

McLean, Virginia
February 23, 2022